Exhibit 99.1

TVaura LLC

(A Development Stage Company)

Financial Statements

December 31, 2010

(With Independent Auditors’ Report Thereon)

TVaura LLC

(A Development Stage Company)

Independent Auditors’ Report

Members’ Committee

TVaura LLC:

We have audited the accompanying balance sheet of TVaura LLC (a development stage company) (the “Company”) as of December 31, 2010, and the related statements of operations, members’ equity, and cash flows for the year ended December 31, 2010, period from June 11, 2009 (inception) through December 31, 2009, and cumulative period from June 11, 2009 (inception) through December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TVaura LLC as of December 31, 2010, and the results of its operations and its cash flows for the year ended December 31, 2010, period from June 11, 2009 (inception) through December 31, 2009, and cumulative period from June 11, 2009 (inception) through December 31, 2010 in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Portland, Oregon
March 3, 2011

TVaura LLC

(A Development Stage Company)

BALANCE SHEETS

(In thousands)

	December 31, 2010	December 31, 2009 (Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$777	$330

Total current assets	777	330
Property and equipment, net	31	37

Total assets	$808	$367

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accounts payable and other accrued liabilities	$255	$190

Total current liabilities	255	190

Commitments and contingencies (Note 3)

Members’ equity:
Capital contributions	4,600	1,400
Accumulated deficit	(4,047)	(1,223)

Total members’ equity	553	177

Total liabilities and members’ equity	$808	$367

See Notes to Financial Statements.

TVaura LLC

(A Development Stage Company)

STATEMENTS OF OPERATIONS

(In thousands)

	Year Ended December 31, 2010	Period June 11, 2009 (inception) through December 31, 2009	Cumulative period from June 11, 2009 (inception) through December 31, 2010
Revenue	$—	$—	$—
Cost of revenue	—	—	—

Gross profit	—	—	—
Operating expenses:
Research, development and engineering	2,438	1,092	3,530
General and administrative	387	131	518

Total operating expenses	2,825	1,223	4,048

Operating loss	(2,825)	(1,223)	(4,048)
Other income (expenses):
Other	1	—	1

Other income (expenses), net	1	—	1

Net loss	$(2,824)	$(1,223)	$(4,047)

See Notes to Financial Statements.

TVaura LLC

(A Development Stage Company)

STATEMENTS OF MEMBERS’ EQUITY

(In thousands)

	Capital Contributions	Deficit accumulated during the development stage	Total members’ equity
BALANCE AT JUNE 11, 2009 (inception)	$—	$—	$—
Capital contributions	1,400	—	1,400
Net loss	—	(1,223)	(1,223)

BALANCE AT DECEMBER 31, 2009	1,400	(1,223)	177
Capital contributions	3,200	—	3,200
Net loss	—	(2,824)	(2,824)

BALANCE AT DECEMBER 31, 2010	$4,600	$(4,047)	$553

See Notes to Financial Statements.

TVaura LLC

(A Development Stage Company)

STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31, 2010	Period June 11, 2009 (inception) through December 31, 2009	Cumulative period from June 11, 2009 (inception) through December 31, 2010
Cash flows from operating activities:
Net loss	$(2,824)	$(1,223)	$(4,047)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	9	2	11
Changes in operating assets and liabilities:
Accounts payable and other accrued liabilities	65	190	255

Net cash used in operating activities	(2,750)	(1,031)	(3,781)

Cash flows from investing activities:
Purchase of property and equipment	(3)	(39)	(42)

Net cash used in investing activities	(3)	(39)	(42)

Cash flows from financing activities:
Capital contributions	3,200	1,400	4,600

Net cash provided by financing activities	3,200	1,400	4,600

Net increase in cash and cash equivalents	447	330	777
Cash and cash equivalents at beginning of period	330	—	—

Cash and cash equivalents at end of period	$777	$330	$777

See Notes to Financial Statements.

TVaura LLC

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

(In thousands)

(1) Description of Business and Summary of Significant Accounting Policies

Description of Business

TVaura LLC (“TVaura” or the “Company”) is operated as an independent company and governed by a Members’ Committee comprised of Digimarc Corporation (“Digimarc”) and The Nielsen Company (“Nielsen”), where each can elect an equal number of representatives to serve on the Members’ Committee. Each member has significant oversight and voting rights with respect to major business decisions of the Company, such that neither member has majority control over the Company’s operations, including business decisions that may affect the Company’s profitability or success in meeting its objectives.

The Company was granted to use all of Digimarc’s patents and technology not already subject to exclusive license grants to other licensees of Digimarc, and Nielsen provided, pursuant to a license, access to data services, including syndicated research and meta-data, and a license to Nielsen patents and technology.

The Company is engaged in the joint development and commercialization of copyright filtering solutions, royalty/audit systems or products for online video and audio rights to organizations, guilds or other organizations involved in reconciliation of royalties, residuals and other similar payments, other related products and other activities the members may agree. The products contemplated are still in the development stage and will require additional investment and oversight before they can be brought to market.

Basis of Presentation

The Company prepares its financial statements in accordance with U.S. generally accepted accounting principles (GAAP).

Under Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 915, Development Stage Entities, an enterprise involved in raising capital, research and development, establishing sources of supply, training personnel, and developing markets, which has not obtained significant revenue is considered a development stage company. As a development stage company, the Company employs the same GAAP as established companies and presents certain financial information from inception through the date of the financial statements.

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the U.S. requires TVaura to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. Certain of the Company’s accounting policies require higher degrees of judgment than others in their application. These include impairments and estimation of useful lives of long-lived assets. TVaura bases its estimates on historical experience and on various other assumptions that are believed to be reasonable in the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand and money market mutual funds with original maturities of three months or less. All cash and cash equivalents are held in U.S. financial institutions. Cash and cash equivalents totaled $777 at December 31, 2010.

TVaura LLC

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS - (Continued)

(In thousands)

Software Development Costs

Under ACS 985 “Software,” software development costs are to be capitalized beginning when a product’s technological feasibility has been established and ending when a product is made available for general release to customers. To date, the Company’s products have not reached technological feasibility and therefore no costs have been capitalized.

Impairment of Long-Lived Assets

The Company accounts for long-lived assets in accordance with the provisions of ASC 360 “Property, Plant and Equipment.” This statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Fair value is determined based on discounted cash flows or appraised values, depending on the nature of the asset. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Through December 31, 2010, there have been no such impairment losses.

Research and Development

Research and development costs are expensed as incurred as defined in ASC 730 “Research and Development.”

Income Taxes

The Company is a limited liability company and, accordingly, is generally not liable for state or federal income taxes since income or loss is reported on the separate tax returns of the members.

(2) Property and Equipment

Property and Equipment

Property and equipment are stated at cost. Repairs and maintenance are charged to expense when incurred.

Depreciation on property and equipment is calculated using the straight-line method over the estimated useful lives of the assets, generally two to seven years.

	December 31, 20110	December 31, 2009 (Unaudited)
Computer equipment	42	39
Less accumulated depreciation	(11)	(2)

	$31	$37

Property and equipment additions for the year ended December 31, 2010 and the period June 11, 2009 (inception) through December 31, 2009 totaled $3 and $39, respectively. Depreciation expense on property and equipment for the year ended December 31, 2010, the period from June 11, 2009 (inception) through December 31, 2009 and cumulative period from June 11, 2009 (inception) through December 31, 2010 was $9, $2 and $11, respectively.

(3) Commitments and Contingencies

The Company is subject from time to time to other legal proceedings and claims that may arise in the ordinary course of business. Currently, the Company is not involved in any litigation matters.

The Company will receive technical and development services from Digimarc for minimum service fees, subject to adjustment for any development service fees paid TVaura Mobile LLC (another joint venture comprised of Digimarc and Nielsen), totaling $6,670 during the period 2009 through 2011, of which $2,734 remains to be paid as of December 31, 2010.

TVaura LLC

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS - (Continued)

(In thousands)

(4) Related Party Transactions

Related Party Transactions

	December 31, 2010	Period June 11, 2009 (inception) through December 31, 2009	Cumulative period from June 11, 2009 (inception) through December 31, 2010
Digimarc:
Capital contributions	$1,600	$700	$2,300
Payments for technical and development services	$2,723	$1,213	$3,936

Nielsen:
Capital contributions	$1,600	$700	$2,300
Payments for production data fees	$68	$—	$68

December 31, 2010 (Unaudited)
December 31, 2010
Digimarc:
Accounts payable	$255	$190

(5) Subsequent Events

In accordance with ASC 855 “Subsequent Events,” the Company is required to evaluate subsequent events through the date on which subsequent events have been evaluated for disclosure. Subsequent events were evaluated through March 3, 2011.